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EXHIBIT 10.35
                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 17, between ACCESS DIGITAL MEDIA, INC., a corporation organized under the laws of the State of Delaware (the "Company"), and RUSSELL WINTNER ("Executive").

                  WHEREAS, Executive is experienced in establishing and maintaining the operations of businesses engaged in the operation of the storage and delivery of digital media;

                  WHEREAS, Executive desires to provide services to the Company and the Company desires to retain the services of Executive;

                  WHEREAS, the Company and Executive desire to formalize the terms and conditions of Executive's employment with the Company.

                  NOW, THEREFORE, the Company and Executive hereby agree as follows:

                  1. Employment.

                           1.1. General. The Company hereby employs Executive in
the capacity of President and Chief Operating Officer of the Company or in such other executive position as may be mutually agreed upon by Executive and the Company. Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

                           1.2. Duties. During the Executive's employment with
the Company, Executive will report directly to the Company's Chief Executive Officer ("CEO") or such other person as the CEO shall designate. Executive will be responsible for those duties consistent with Executive's position as may from time to time be assigned to or requested of Executive by the CEO or the Board of Directors of the Company (the "Board"), including duties related to the Company's parent or affiliated companies. Executive shall perform such responsibilities faithfully and effectively. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of the Company.

                           1.3. Full-Time Position. Executive, during the Term,
will devote all of his business time, attention and skills to the business and affairs of the Company, provided, however, that Executive may continue to spend approximately one hour per week managing the operations of Executive's family's drive-in theatre and kiddie park operations in Cleveland, Ohio.

                           1.4 Certifications. Whenever the Chief Executive
Officer of the Company or the Chief Executive Officer of the Company's parent Access Integrated Technologies, Inc. ("AccessIT") is required by law, rule or regulation or requested by any governmental authority or by the Company's or AccessIT's auditors to provide certifications with respect to the Company's or AccessIT's financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by the Chief Executive Officer of the Company, the Chief Executive Officer of AccessIT and/or the Company, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

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                  2. Compensation and Benefits.

                           2.1. Base Salary. The Company shall pay to Executive
as full compensation for any and all services rendered in any capacity during the term of his employment under this Agreement, an annualized base salary of $160,000 ("Base Salary"), subject to increases, if any, as the Board shall determine, in its sole discretion. Executive's Base Salary shall be payable in accordance with the regular payroll practices of the Company, as in effect from time to time.

                           2.2. Additional Compensation. Executive shall have no
guaranteed bonus. Any bonus payable to Executive shall be determined by the Board in its sole discretion. In addition, Executive shall be entitled to participate in such bonus programs as the Company may from time to time offer or provide to executives of the Company at similar levels.

                           2.3. Executive Benefits.

                                    2.3.1. Expenses. The Company will reimburse
Executive for expenses he reasonably and actually incurs in connection with the performance of his duties (including pre- approved business travel and entertainment expenses), all in accordance with the Company's policies with respect thereto, as in effect from time to time.

                                    2.3.2. Benefit Plans. As long as Executive
remains a full-time employee of the Company, Executive shall be entitled to participate in such executive benefit plans and programs as the Company may from time to time offer or provide to executives of the Company at similar levels. Executive agrees to waive his participation in any medical and dental plan and program.

                                    2.3.3. Vacation. Executive shall be eligible
for three (3) weeks of paid vacation per year pro-rated for any partial year. All vacation must be used by December 31 of each year of Executive's employment at which time any unused vacation shall expire and Executive shall no longer be entitled to such vacation. No compensation shall be payable in respect of any unused vacation days.

                                    2.3.4 Car Allowance. The Company shall pay
to Executive as an automobile allowance during the Term, a monthly amount of $700 ("Car Allowance"). Executive's Car Allowance shall be payable in accordance with the regular payroll practices of the Company, as in effect from time to time.

                           2.4. Employment Term. Executive's employment by the
Company pursuant to this Agreement shall commence on the date of this Employment Agreement and, except as provided in Section 4.1 hereof, will continue until October 31, 2004 (the "Term"). Thereafter, this Agreement shall be automatically extended for successive one-year terms unless notice shall be given in writing by either of the Company or Employee at least ninety (90) days prior to the end of such term (as it may be extended) that such party desires to terminate this Agreement.


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                  3. Options: The Company will grant to Executive stock options to purchase 200,000 shares of its common stock at an exercise price per share equal to the fair market value on the date of this Agreement ("AccessDM Options") in accordance with its current stock option plan, subject to approval by the Board. The grant of options will be evidenced by, and subject to the terms of, a stock option agreement (the "AccessDM Option Agreement") between Executive and the Company. The AccessDM Options will vest and become exercisable over time in accordance with the vesting schedule in the AccessDM Option Agreement.


                  The Company's parent, Access Integrated Technologies, Inc. ("AccessIT"), will grant to Executive stock options to purchase 25,000 shares of common stock at an exercise price per share equal to the fair market value on the date of this Employment Agreement ("AccessIT Options") in accordance with AccessIT's current stock option plan, subject to approval by it's Board of Directors. The grant of options will be evidenced by, and subject to the terms of, a stock option agreement (the "Access IT Option Agreement") between Executive and the Company. The AccessIT Options will vest and become exercisable over time in accordance with the vesting schedule in the AccessIT Option Agreement.


                  4. Termination of Employment.

                           4.1. Events of Termination. Executive's employment
with the Company will terminate upon the occurrence of any one or more of the following events:

                                    4.1.1. Death. In the event of Executive's
death, Executive's employment will terminate on the date of death.

                                    4.1.2. Disability. In the event of
Executive's Disability (as hereinafter defined), the Company will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, "Disability" means the inability of Executive to substantially perform his duties hereunder for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board.

                                    4.1.3. Termination by the Company for Cause.
The Company may, at its option, terminate Executive's employment for "Cause" (as defined below) as determined in good faith by a majority of the Board (exclusive of Executive if Executive shall then serve as a member of the Board) by giving a notice of termination to Executive specifying the reasons for termination and if Executive shall fail to cure same within thirty (30) days of him receiving the notice of termination his Employment shall terminate at the end of such thirty
(30) day period; provided, however, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured within such thirty (30) day period, then such cure period shall not apply and Executive's employment shall terminate on the date of Executive's receipt of the notice of termination. "Cause" shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment that constitutes gross negligence, malfeasance, willful misconduct or other conduct that is materially injurious to the Company or any of its affiliates; (iii) a material breach by Executive of this Agreement; (iv) a continuing failure to perform such duties as are assigned to Executive by the Company in accordance with this Agreement, other than a failure resulting from a Disability as defined in Section 4.1.2 hereof; (v) Executive's knowingly taking any action on behalf of the Company or any of its affiliates without appropriate authority to take such action; (vi) Executive's knowing taking any action in conflict of interest with the Company or any of its affiliates given Executive's position with the Company.


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                           4.2. Certain Obligations of the Company Following
Termination of the Executive's Employment. Following the termination of Executive's employment under the circumstances described below, the Company shall pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against the Company or any of its affiliates:

                                    4.2.1. Death; Disability. In the event that
Executive's employment is terminated by reason of Executive's death or Disability, Executive or his estate, as the case may be, shall be entitled to the following payments:

                                            (i) continuing payments of Base
Salary through the date of death of Executive or the date of termination due to Executive's Disability;

                                            (ii) any additional compensation
(including compensation pursuant to Section 2.2 and reimbursement pursuant to Section 2.3.1 hereof) earned but not yet paid with respect to the calendar year of termination, or, if based on annual performance, annualizing such performance to the date of death of Executive or the date of termination due to Executive's Disability and pro rating such additional compensation for the portion of the calendar year prior to such termination, payable at the time such additional compensation would have been payable but for such death or Disability; and

                                            (iii) The Company shall pay to
Executive or his estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of termination or otherwise payable as a consequence of Executive's death or Disability.

                                    4.2.2. Termination by the Company for Cause.
In the event Executive's employment is terminated by the Company pursuant to
Section 4.1.3 hereof, Executive shall be entitled to no further compensation or other benefits under this Agreement except that portion of any unpaid Base Salary accrued and earned by him hereunder up to and including the effective date of such termination in accordance with Section 4.1.3 hereof.


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                                    4.3. Nature of Payments. All amounts to be
paid by the Company to Executive pursuant to this Section 4 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

                  5. Confidentiality; Nonsolicitation; Non-Compete.

                          Executive and Company shall enter into a
Confidentiality, Nonsolicitation and Noncompete Agreement, the form of which is attached as Exhibit A hereto. The terms of that agreement and the duties and obligations thereunder shall be a part of this Agreement and Executive agrees to perform all of his duties and obligations thereunder.

                  6. Invention Disclosure and Assignment.

                           6.1 Reports During The Term. During the Term,
Executive agrees to report to the Company fully and promptly in writing, all intellectual property (including inventions, ideas and discoveries, patentable or unpatentable, trade secrets and copyrightable works) that is made, developed, conceived or reduced to practice by Executive either solely or jointly with others resulting from or arising out of the work performed by Executive, within the scope of his responsibilities, or with the Company's or its affiliates facilities, equipment or supplies, or in connection with or that results from his use or knowledge of confidential or trade secret information that is proprietary to the Company or its affiliates.

                           6.2 Reports After the Term. Upon termination of
Executive's employment with the Company, Executive agrees to report to the Company fully and promptly in writing, all intellectual property (including inventions, ideas and discoveries, patentable or unpatentable, trade secrets and copyrightable works) that is reduced to practice by Executive either solely or jointly with others, reasonably resulting from the work performed by Executive during employment by the Company within the scope of his or her responsibilities, or with the Company's or its affiliates facilities, equipment or supplies, or in connection with or which results from his or her use or knowledge of confidential or trade secret information which is proprietary to the Company.

                           6.3 Assignment to the Company. Executive agrees to
hold all such intellectual property described in this Section 6 for the benefit of the Company and not to assign nor attempt to assign any rights therein to anyone other than the Company. Executive agrees to assign to the Company upon its request and without further compensation, all rights, title and interest in such intellectual property described in this Section 6 to which the Company is entitled as set forth in this Section 6, at any time whether during or subsequent to the Term. Executive shall execute and deliver in a prompt manner all proper documents provided by the Company and presented to Executive, including those necessary and attendant to domestic and foreign patent applications including, but not limited to, divisional, continuation, continuation-in-part, substitute and/or reissue applications, and all other instruments for the perfection of intellectual property rights including related registrations of issued patents, design patent applications and registrations, applications for utility models and industrial models and copyrights, as well as formal assignments thereof. The Company will pay all reasonable out-of-pocket expenses incurred by Executive in perfecting the Company's rights as they relate to assisting the Company in all proper ways in the acquisition and preservation of the rights to such intellectual property as described in this subsection 6.3.


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                           6.4 No Exceptions. Executive represents, warrants,
acknowledges and agrees that there are no unpatented inventions, discoveries, ideas or information currently held by Executive which are to be within the scope of this agreement.

                  7. Miscellaneous Provisions.

                           7.1. Severability. If in any jurisdiction any term or
provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                           7.2. Execution in Counterparts. This Agreement may be
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                           7.3. Notices. All notices, requests, demands and
other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or overnight delivery, postage prepaid, return receipt requested as follows:

                           If to the Company, to:

                           Access Integrated Technologies, Inc.
                           55 Madison Avenue, Suite 300
                           Morristown, New Jersey 07960
                           Telefax No.:  (973) 290-0081
                           Attention:  General Counsel


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                           With a copy to (which shall not constitute notice):

                           Kirkpatrick & Lockhart, LLP
                           599 Lexington Avenue
                           New York, NY 10022
                           Telefax No.: (212) 536-3901
                           Attention:  Warren H. Colodner, Esq.

                           If to Executive, to:

                           Russell Wintner
                           2539 Snowberry Lane
                           Pepper Pike, OH  44124-4324


or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

                           7.4. Amendment. No provision of this Agreement may be
modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

                           7.5. Entire Agreement. This Agreement constitutes the
entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

                           7.6. Applicable Law; Consent to Jurisdiction. This
Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State. Executive and the Company hereby consent to the jurisdiction of the Federal and State courts located in the City of New York and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement. Each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any legal proceedings arising out of or relating to this Agreement.

                           7.7. Headings. The headings contained herein are for
the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

                           7.8. Binding Effect; Successors and Assigns.
Executive may not delegate his duties or assign his rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                           7.9. Waiver, etc. The failure of either of the
parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.


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                           7.10. Representations and Warranties. Executive and
the Company hereby represent and warrant to the other that: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms. Executive represents and warrants that he is under no other obligations, contractual or otherwise, that could impair his ability to perform his obligations under this Agreement. Executive hereby acknowledges that he has been advised, prior to the execution of this Agreement, to seek the advice of legal counsel. Executive hereby further acknowledges that he has carefully reviewed this Agreement, that he knows and understands the contents of this Agreement, that he has been given adequate time to consider whether to execute this Agreement, that he executed this Agreement knowingly and voluntarily as his own free act and deed, and that this Agreement was freely entered into without fraud, duress or coercion.

                           7.11. Enforcement. If any party institutes legal
action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

                           7.12. Continuing Effect. Where the context of this
Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

                           7.13. Expenses. Each party to this Agreement agrees
to bear his or its own expenses in connection with the negotiation and execution of this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]


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                  IN WITNESS WHEREOF, this Employment Agreement has been
executed and delivered by the parties hereto as of the date first above written.

                                    ACCESS DIGITAL MEDIA, INC.



                                    By: /s/ A. Dale Mayo
                                        ----------------------------------------
                                             Name:  A. Dale Mayo
                                             Title: Chief Executive Officer

                                    EXECUTIVE:



                                    /s/ Russell Wintner
                                    ----------------------------------------
                                    Russell Wintner


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